Exhibit 10.3
SERVICES AGREEMENT


          ****INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

          THIS SERVICES AGREEMENT (the "Agreement") is made effective as of June __, 1997 (the "Effective Date") between
BAYER CORPORATION, an Indiana corporation ("Bayer") and EL DORADO
NITROGEN COMPANY, an Oklahoma corporation ("EDNC").

                           W I T N E S S E T H:


          WHEREAS, Bayer owns and operates a chemical manufacturing facility located in Baytown, Chambers County, Texas
(the "Bayer Baytown Plant") where, among other manufacturing processes, it engages in a manufacturing process that consumes
Nitric Acid; and

          WHEREAS, pursuant to a certain Baytown Nitric Acid Project and Supply Agreement (the "Project and Supply Agreement") between Bayer, EDNC and El Dorado (as hereafter defined), dated as of the Effective Date, and pursuant to a Ground Lease between Bayer and EDNC (the "Ground Lease"), also dated as of the Effective Date, Bayer has leased to EDNC a portion of the Bayer Baytown Plant so that EDNC may design, construct, maintain and operate Leasehold Improvements (as defined below) for the manufacture and supply of Nitric Acid to Bayer;

          WHEREAS, in connection with its occupancy of the Leased
Premises (as hereafter defined), EDNC desires to use or share the use of certain facilities and services situated on or to be constructed at the Bayer Baytown Plant;

          WHEREAS, in connection with the operation of the EDNC
Baytown Plant (as defined below), Bayer agrees to supply to EDNC certain utilities and waste treatment services that are required for, or incidental to, the production of Nitric Acid;

          NOW THEREFORE, in consideration of the premises and the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1:  DEFINITIONS

          Capitalized terms not otherwise defined herein shall have the meanings specified in the Project and Supply Agreement.
Unless otherwise defined herein, the following terms shall have the meanings assigned to them below for purposes of this
Agreement:

           1.1 Battery Limits - The boundary lines of the Leased
Premises (as hereafter defined).

           1.2 Boiler Blowdown - Shall mean water discharged from the EDNC Baytown Plant to maintain optimum boiler operations at the EDNC Baytown Plant.

           1.3 Condensate - Shall have the meaning set forth in
Section 5 hereof.

           1.4 Easements - Shall have the meaning set forth in the Ground Lease.

           1.5 EDNC Baytown Plant - That certain manufacturing facility to be constructed, leased and operated on the Leased
Premises (as hereafter defined) by EDNC for the purpose of producing Nitric Acid in accordance with the terms of the Project and Supply Agreement.

           1.6 El Dorado - Shall mean El Dorado Chemical Company, an Oklahoma corporation.

           1.7 Environmental, Health and Safety Laws - All applicable federal, state and local laws relating to pollution or protection of human health or the environment including, without limitation, all laws, statutes, ordinances, rules, regulations, orders, codes and notices relating to releases or threatened releases of pollutants, contaminants, toxic or hazardous substances or wastes into the environment, including, without limitation, the following statutes, as amended from time to time:
(i) Resource Conservation and Recovery Act ("RCRA");
(ii) Comprehensive Environmental Response, Compensation and
Liability Act of 1980; (iii) Superfund Amendments and
Reauthorization Act of 1986; (iv) Clean Air Act, 42 U.S.C. Section 7401 et seq.; (v) The Clean Water Act, 33 U.S.C. Section 1251 et seq.;
(vi) Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and
(vii) Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.

           1.8 Excess Steam - All excess steam that meets the requirements of Section 5 hereof and results from EDNC's production of Nitric Acid at the EDNC Baytown Plant and is not required for the operation of the EDNC Baytown Plant.

           1.9 Fugitive Emissions - Shall mean any gaseous or particulate contaminant entering the atmosphere without first passing through a vent designed to direct or control its flow.

          1.10 Fully Operational - When the EDNC Baytown Plant has first operated for (i) up to two hundred forty (240) hours (such duration to be fixed at EDNC's option, but in no event shall such duration be less than seventy-two (72) consecutive hours) at full capacity producing Nitric Acid meeting the Nitric Acid Specifications at a rate of not less than 1265 short tons (1150 metric tons) per day during each day of operation and
(ii) at least seventy-two (72) hours at the turndown rate producing Nitric Acid meeting the Nitric Acid Specifications.

          1.11 Leased Premises - Shall have the meaning specified in the Ground Lease.

          1.12 Leasehold Improvements - Shall have the meaning specified in the Ground Lease.

          1.13 Maximum Use - Shall have the meaning set forth in
Section 4 hereof.

          1.14 Net Distributed Cost - Shall have the meaning set forth in the Project and Supply Agreement.

          1.15 Services - Shall mean all services provided by Bayer to EDNC hereunder.

          1.16 Spills - Shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, pumping or dispersing of gaseous, solid or liquid substances into the environment, excluding discharges allowed or permitted under Environmental, Health and Safety Laws.

          1.17 Termination Date - Shall have the meaning set forth in the Project and Supply Agreement.

          1.18 Utilities - The utilities to be provided to EDNC by Bayer pursuant to Sections 3.1(A)-(E) of this Agreement.

          1.19 Washdown Water - Shall mean waste water periodically generated from essential maintenance activities within the EDNC Baytown Plant's Battery Limits and meeting the specifications in Schedule 6.

          1.20 Waste - The water-borne liquid, gaseous or solid substances resulting from the Nitric Acid manufacturing process conducted by EDNC at the EDNC Baytown Plant and falling within at least one of the following categories:

               (A)  Sanitary Sewage - Non-Waste effluent
generated in kitchens, change rooms and bathrooms by EDNC at the EDNC Baytown Plant as a result of activities necessary to preserve and maintain human health and hygiene.

               (B) Cooling Tower Blowdown - Shall mean waste water discharged from the EDNC Baytown Plant meeting the specifications in Schedule 6.

               (C)  Routine Process Waste - Shall have the
meaning set forth in Section 6.3.

               (D) Stormwater - Shall mean the following three types of precipitation falling within the Battery Limits and meeting the specifications in Schedule 6:

                    (1)  Initial Stormwater - Shall mean the
first inch of precipitation falling on the padded areas within a twenty-four (24) hour period;

                    (2)  Additional Stormwater - Shall mean any
precipitation falling on the padded areas in excess of the Initial Stormwater; and

                    (3)  Uncollected Stormwater - Shall mean any
precipitation falling on unpadded areas within the Battery
Limits.

               (E) Other Wastes - Shall mean any waste other than the wastes defined in Section 1.18(A) through (D) hereof generated by EDNC at the EDNC Baytown Plant (including, without limitation, oily sludge generated in the blowdown process, waste lubricating oils, construction debris and production/maintenance generated wastes.)

          1.21 Waste Treatment Facilities - The portion of the
Bayer Baytown Plant that accepts the Waste for necessary treatment and all pipelines, equipment, fixtures and improvements appurtenant thereto.

          1.22 Waste Treatment Services - The services for the treatment and disposal of Waste to be provided to EDNC by Bayer pursuant to the requirements of Section 6 of this Agreement.

SECTION 2:  TERM AND ACCESS

           2.1 Term

          This Services Agreement shall commence on the Effective
Date and shall terminate upon the Termination Date.

           2.2 Parking and Access

          EDNC officers, directors, employees, agents, contractors and invitees may park in the parking lots located on the Bayer Baytown Plant, and such parties shall use access routes designated by Bayer to reach the Leased Premises, in each case, as more particularly described in the Ground Lease. EDNC officers, directors, employees, agents, contractors and invitees shall observe all conditions imposed by Bayer for parking at the Bayer Baytown Plant. EDNC officers, directors, employees, agents, contractors and invitees shall have access to the EDNC Baytown Plant at all times during the term of this Agreement (as set forth in Section 2.1 hereof); provided, however, that EDNC officers, directors, employees, agents, contractors and invitees must observe Bayer Baytown Plant security procedures at all times. Bayer may restrict the access of EDNC officers, directors, employees, agents, contractors and invitees in the event of an emergency.

           2.3 Truck and Pipeline Access

               (A) EDNC shall design, construct and maintain a four (4) spot truck loading and unloading rack. EDNC shall be responsible for all costs associated with the truck loading rack.

               (B) Bayer grants EDNC the right to use Bayer's pipelines for the transportation of Nitric Acid and Ammonia to the consuming units. EDNC shall use Bayer's designated pipelines in a manner that will not unreasonably interfere with Bayer's operations at the Bayer Baytown Plant.


SECTION 3:  UTILITIES AND AMMONIA

           3.1 Provision of Utilities

          Bayer shall supply certain utilities in specified quantities (each, a "Utility" and collectively, the "Utilities") based on certain assumptions set forth in Schedule 3.1, to the Leased Premises for EDNC's use in the manufacture of Nitric Acid and operation, construction and maintenance of the Leased Premises, such supply to be in the amounts and manner provided in this Section 3. EDNC warrants that the quantities provided in Schedules 3.1(A)-(G) are a good faith estimate of the quantities of Utilities it will consume at an annual production rate of 443,000 short tons of nitric acid per year. It is expressly understood that Bayer shall not be obligated to supply any Utilities other than those specifically listed in this Agreement and that Bayer shall not be obligated to supply such Utilities in excess of the quantities provided for in Schedules 3.1(A)-(G). Bayer's obligations hereunder shall at all times remain subject to any competing priorities Bayer may have at the Bayer Baytown Plant for such Utilities. Bayer shall provide all such Utilities to EDNC at the Battery Limits in accordance with the specifications and the prices (if applicable) set forth on Schedules 3.1(A)-(G) hereto and at Bayer's Net Distributed Cost.

               (A) Water - The Bayer Baytown Plant is served by public utility-supplied and plant-supplied water that is piped through and from the Bayer Baytown Plant. Bayer agrees to supply to the Leased Premises at the Battery Limits: (i) boiler feed water (makeup); (ii) fire water; (iii) potable water; (iv) plant (non-potable) water; and (v) demineralized water in the amounts and at the specifications set forth in Schedule 3.1(A), subject to the availability of such water from the utility supplying same. Bayer shall supply all water at Bayer's Net Distributed Cost.

               (B) Nitrogen - Bayer agrees to supply to the Leased Premises at the Battery Limits, at Bayer's Net Distributed Cost, nitrogen gas through pipelines located at or on the Bayer Baytown Plant in the amounts and in the specifications set forth in Schedule 3.1(B).

               (C) Air - Bayer agrees to supply to the Leased Premises at the Battery Limits, at Bayer's Net Distributed Cost:
(i) plant air and (ii) instrument air through pipelines located at or on the Bayer Baytown Plant in the amounts and in the specifications set forth in Schedule 3.1(C).

               (D) Steam - Bayer agrees to supply to the Leased Premises at the Battery Limits, at Bayer's Net Distributed Cost, six hundred thirty pounds per square inch gauged steam ("630 P.S.I.G. Steam") during start-up and one hundred fifty pounds per square inch gauged steam during normal operations through pipelines located at or on the Bayer Baytown Plant in the amounts and in the specifications set forth in Schedule 3.1(D).

               (E) Natural Gas - Bayer agrees to supply to the Leased Premises at the Battery Limits, at Bayer's Net Distributed Cost, natural gas through pipelines located at or on the Bayer Baytown Plant in the amounts and at the specifications set forth in Schedule 3.1(E).

               (F) Chlorine - Bayer agrees to supply to the Leased Premises at the Battery Limits at Bayer's Net Distributed Cost, chlorine through pipelines located at or on the Bayer Baytown Plant in the amounts and in the specifications set forth in Schedule 3.1(F).

               (G)  Caustic - Bayer agrees to supply to the
Leased Premises at the Battery Limits at Bayer's Net Distributed Cost, caustic through pipelines located at or on the Bayer Baytown Plant in the amounts and in the specifications set forth in Schedule 3.1(G).

               (H)  Electricity - Bayer agrees to cause Houston
Light & Power to supply electricity to EDNC.  Bayer will bill
EDNC the actual cost per kilowatt hour of electricity plus a reasonable pro rata portion of the capital invested for electrical capacity infrastructure development.

           3.2 Utility Quality

               (A) Bayer makes no warranty with regard to the quality or quantity of the Utilities made available to EDNC under this Agreement.

               (B) EDNC shall be released from the warranty contained in Section 6 of the Project and Supply Agreement as to nitric acid produced at the EDNC Baytown Plant if and to the extent EDNC can establish that the failure to meet the Nitric Acid Specifications was attributable to Bayer's failure to meet the relevant specifications for, or quantities of, Ammonia or Utilities provided to EDNC. EDNC shall exercise reasonable efforts to mitigate the application of this section by promptly notifying Bayer of any detected deficiency in the Utilities provided.

           3.3 Utility Cross Connections

          All Utilities cross connections will be designed, engineered and installed in accordance with Bayer's Utilities Cross Connections Engineering Standards, copies of which are attached as Schedule 3.3. EDNC agrees to maintain and operate these systems as originally designed to prevent possible cross contamination between EDNC's processes and a given Utility or possible cross contamination between two Utility streams.

           3.4 Utility Meters

               (A) EDNC shall install, operate and maintain, at its expense, demand metering equipment to measure EDNC's demand and consumption of the Utilities. EDNC's readings will be the basis upon which any charges will be assessed against EDNC for the consumption of Utilities, unless any reading is proven to be in error in accordance with Section 3.4(B).

               (B) EDNC shall calibrate all meters in accordance with manufacturer's recommendations. EDNC shall give Bayer three
(3) days notice of, and the right to observe, the calibration of any meters installed by EDNC. EDNC shall recalibrate each meter as recommended by the manufacturer. If during any such periodic recalibration any meter is found to be inaccurate by more than one-half of one percent (0.50%), then EDNC shall repair or recalibrate such meter to the lesser of (i) manufacturer's tolerances or (ii) plus or minus one-half of one percent (0.50%). If a meter is inaccurate by more than one-half of one percent (0.50%), the party that has benefitted from the inaccuracy shall refund to the other party one hundred percent (100%) of the discrepancy, back to the date of the last calibration or, if identifiable, back to the date of the failure that triggered the inaccuracy. If feasible, EDNC shall affix its seal to each meter after each calibration. EDNC agrees to exercise reasonable efforts to conduct all meter readings, inspections, recalibrations and repairs in such a manner that it will not unreasonably interfere with Bayer's operations at the Bayer Baytown Plant. EDNC shall also permit Bayer, at Bayer's expense, to inspect the meters at any time, provided such inspection does not unreasonably interfere with EDNC's operations at the EDNC Baytown Plant.

               (C)  If any inspection by Bayer reveals an
inaccurate meter (as determined under the preceding paragraph), then the parties shall negotiate an appropriate adjustment to be made to the cost of the affected Utility.

           3.5 Resale of Utilities

          EDNC covenants that it will not sell, transfer or distribute to any other party (including Affiliates of EDNC) those Utilities provided to EDNC by Bayer pursuant to this Agreement.

           3.6 Construction Utilities

          Bayer shall supply certain utilities to the Leased
Premises for EDNC's use in the construction of the EDNC Baytown
Plant. Bayer shall invoice EDNC monthly for such construction utilities at Bayer's Net Distributed Cost.

           3.7 Electrical Distribution Lines and Equipment

          Bayer will install necessary electrical distribution lines and equipment to provide electricity to the Battery Limits of the EDNC Baytown Plant, for which Bayer will charge EDNC a monthly fee as set forth in 3.1(H) hereof.

SECTION 4:  PRO-RATA SHARE OF INFRASTRUCTURE CAPITAL INVESTMENT

          Upon start-up, EDNC is expected to use up to the monthly quantities of Utilities as outlined in Schedules 3.1(A)-
(G) ("Maximum Use"). If for any reason EDNC increases its use of any Utility above the Maximum Use and such increase in use would cause a reduction in the amount of the particular Utility otherwise available for Bayer's use, and the remedy of the limitation requires a capital investment, Bayer may include a reasonable portion of the capital investment in Bayer's Net Distributed Cost for the Utility.

SECTION 5:  EXCESS STEAM

          (A) To the extent that EDNC has or generates Excess Steam or condensate that meets the requirements of Schedule 3.1(D) hereof ("Condensate"), and subject to the provisions of this Section 5, EDNC shall deliver the Excess Steam and Condensate to Bayer ****. The Excess Steam shall be saturated, have a minimum pressure of seven hundred (700) P.S.I.G. at the inlet control/letdown valve at the Battery Limits and shall have a minimum of five hundred eight degrees (508) superheat. Bayer shall accept all excess steam that does not meet the specifications set forth in this Section 5 and condensate that does not meet the requirements set forth in Schedule 3.1(D) hereof; provided, however, that Bayer shall have the right to surcharge EDNC for any damages caused by the off-specification steam or condensate. EDNC shall install and maintain meters at such boundary points mutually agreed upon by the parties to measure the quantity of Excess Steam supplied.

          (B) Boiler water treatment chemicals used by EDNC shall be approved by Bayer for compatibility with Bayer equipment and piping and acceptability for treatment in the Waste Treatment Facilities. In particular, hydrazine hydrate shall be used for oxygen scavenging.

SECTION 6:  USE OF SANITARY SEWERS AND DISPOSAL OF WASTE

          Wastes from the EDNC Baytown Plant may be described by the following categories:

          1.   Sanitary Sewage;
          2.   Cooling Tower Blowdown;
          3.   Routine Process Wastes;
          4.   Stormwater; and
          5.   Other Wastes.

EDNC shall provide at its sole cost and expense Nitric Acid process sewers, collection sump(s) and pH neutralization for Routine Process Wastes and Stormwater.

          Bayer reserves the right to test the Waste streams and, in the event Bayer notifies EDNC that the Waste streams do not comply with Schedule 6, EDNC shall promptly take all appropriate action to bring the Waste streams into compliance with
Schedule 6. In addition, Bayer may assess EDNC a surcharge to cover the actual costs of all special handling and extra treatment incurred by Bayer for waste that fails to meet established specifications. In no case shall Bayer be required to accept Waste that will cause Bayer to exceed limits imposed by permits. With Bayer's prior approval, which shall not unreasonably be withheld, EDNC may construct and locate additional lines for transportation of its Waste, provided that all such Waste, other than Sanitary Sewage, is processed and directed above ground. Bayer shall invoice EDNC for such use of the Waste Treatment Facilities on a Net Distributed Cost basis.

           6.1 Use of Sanitary Sewers

          EDNC may, at no cost to EDNC, discharge Sanitary Sewage into the existing sanitary sewer system located on or near the Leased Premises. EDNC shall not allow any third party or any other site source to cause any substance, including without limitation Waste, to be discharged into the sanitary sewer system on the Leased Premises or the Bayer Baytown Plant. EDNC shall make no discharges that violate any applicable: (i) governmental laws, ordinances, orders, permits, rules or regulations (including, without limitation, Environmental, Health and Safety
Laws); (ii) insurance or underwriting rules or regulations disclosed to or known by EDNC on or prior to the Effective Date; or (iii) revised insurance or underwriting rules or regulations reasonably imposed by Bayer's loss prevention consultants and insurance carriers following the Effective Date. EDNC shall grant Bayer access to all records and files that relate in any manner to any discharge by EDNC into the sanitary sewer system during the term of this Agreement. Bayer reserves the right to analyze, at its sole cost and expense, Sanitary Sewage at the tie-in points.

           6.2 Cooling Tower Blowdown

          EDNC may discharge into Bayer's Cooling Tower Blowdown header, via existing lines or lines to be constructed, Cooling Tower Blowdown that meets the quality and quantity specifications set forth in Schedule 6. To ensure that the Cooling Tower Blowdown is acceptable for treatment in the Waste Treatment Facilities, any chemicals EDNC uses in its cooling tower must be approved by Bayer.

           6.3 Routine Process Waste

                    (1)  In connection with the production of
Nitric Acid by EDNC at the EDNC Baytown Plant, EDNC anticipates producing Routine Process Waste of the general types listed below, with the characteristics set forth in the attached
Schedule 6:
                    (a)  Washdown Water;
                    (b)  Lab Samples;
                    (c)  Process Purges;
                    (d)  Leaks;
                    (e)  Boiler Blowdown; and
                    (f)  Ammonia Vaporizer Blowdown.

                    (2)  Subject to any contrary provisions of
this Section 6, EDNC may discharge into the overhead waste water piping to the Waste Treatment Facilities, via existing lines or those to be constructed, Routine Process Waste from the Leased Premises that meets the quality and quantity specifications set forth in Schedule 6. With Bayer's prior approval, which shall not unreasonably be withheld, EDNC may construct and locate additional lines for transportation of its Routine Process Waste, provided that all such Routine Process Waste is processed and directed above ground.

           6.4 Initial Stormwater and Additional Stormwater

          EDNC shall install, operate and maintain facilities to capture all Initial Stormwater and Additional Stormwater that falls on padded areas. EDNC shall construct such facilities so that the Initial Stormwater is segregated from the Additional Stormwater. EDNC shall discharge (pump) the Initial Stormwater along with the Routine Process Wastes, via existing pipelines or those to be constructed, into the Waste Treatment Facilities. EDNC shall sample the Additional Stormwater and analyze the pH and general appearance of the Additional Stormwater to ensure that it does not exceed the permissible contamination levels for Additional Stormwater described in Schedule 6. If the Additional Stormwater does not exceed the permissible contamination levels set forth in Schedule 6, then EDNC shall discharge the Additional Stormwater, via existing pipelines or those to be constructed, into the Bayer Baytown Plant's stormwater system. If the Additional Stormwater exceeds the permissible contamination levels set forth in Schedule 6, then EDNC shall hold the Additional Stormwater until it can be discharged, via existing pipelines or those to be constructed, into the Waste Treatment Facilities, provided that Bayer has analyzed the Additional Stormwater and determined that based on level of contamination and volume, the Waste Treatment Facilities can accept such Additional Stormwater.

           6.5 Uncollected Stormwater

          Uncollected Stormwater will be directed, via pipelines, existing or to be built, or by ground elevation, to Bayer's underground stormwater piping. EDNC will not allow contamination of Uncollected Stormwater.

           6.6 EDNC's Disposal of Other Wastes

          EDNC shall be solely responsible for the proper segregation, storage and disposal of any other waste (including, without limitation, oily sludge from the ammonia separation system, waste lubricating oils, construction debris and production/maintenance generated wastes) generated by EDNC at the EDNC Baytown Plant, the storage, conveyance, treatment and disposal of which shall be performed in accordance with all applicable Environmental, Health and Safety Laws and all Bayer guidelines and procedures. EDNC shall use waste management services mutually agreed upon by the parties for the segregation and disposal of such other wastes. Bayer will not reimburse EDNC for any costs associated with the storage, conveyance, treatment and disposal process of other waste except as otherwise provided in the Project Agreements.

           6.7 General

               (A) Bayer shall maintain the Waste Treatment Facilities in good condition and repair and in such a manner as to allow the Waste to be treated and discharged in compliance with all applicable laws, including, without limitation, Environmental, Health and Safety Laws. EDNC shall maintain any pipelines, sumps, sump pumps or other facilities located on the Leased Premises in compliance with all applicable laws, including without limitation, Environmental, Health and Safety Laws.

               (B) Upon reasonable notice, EDNC and Bayer shall each grant to the other access to all properties, records and files relating to the deliveries and discharge of Waste. Bayer and EDNC shall submit written reports to each other containing such matters and information as are reasonably requested by the other party.

               (C) EDNC shall be responsible for ensuring that the EDNC Baytown Plant maintains compliance with all leak detection and repair programs related to Fugitive Emissions as mandated by all applicable Environmental, Health and Safety Laws.

               (D) EDNC shall be responsible, at its expense, for all costs associated with the proper containment, clean-up, treatment and disposal of all Spills and materials contaminated by such Spills arising from EDNC's operation of the EDNC Baytown Plant. EDNC shall employ the Spill remediation services and disposal outlets mutually agreed upon by the parties.

               (E) EDNC shall discharge all Sanitary Sewage or Waste into the existing sanitary sewer system or Waste Treatment Facilities in such a manner as to ensure that such discharges do not unreasonably interfere with Bayer's operations at the Bayer Baytown Plant. EDNC shall promptly correct any nonconforming discharges.

               (F) EDNC shall install, operate and maintain, at its expense, metering equipment to measure EDNC's discharge of Routine Process Waste and Cooling Tower Blowdown into the Waste
Treatment System.


SECTION 7:  PIPELINE AND PIPERACK CONSTRUCTION AND MAINTENANCE

           7.1 Pipeline Construction

          At least thirty (30) days prior to the date on which the EDNC Baytown Plant becomes Fully Operational, EDNC shall complete the construction of those pipelines that are necessary to transport: (i) Excess Steam and pipeline-borne Waste from the EDNC Baytown Plant to the appropriate Battery Limits tie-in points designated by mutual agreement of the parties, and
(ii) all specified Utilities from the appropriate tie-in points at the Battery Limits designated by mutual agreement of the parties. Bayer shall design, engineer and construct the Delivery Systems in accordance with the provisions of Section 13.1 of the Project and Supply Agreement.

           7.2 Pipeline Backflushing

          If it is necessary to backflush the pipelines, EDNC shall make an estimate of Nitric Acid or other material remaining in the pipelines and the appropriate credit will be applied to the relevant Bayer or EDNC account.


SECTION 8:  FIRE PROTECTION, SAFETY AND SECURITY


           8.1 Fire Protection

               (A) The fire protection system for the Bayer Baytown Plant and the Leased Premises shall be located partly at or on the Bayer Baytown Plant and partly on the Leased Premises. With the prior written approval of Bayer, which will not be unreasonably withheld, EDNC may make such additions to the fire protection system on the Leased Premises as EDNC requires for the protection of the Leased Premises and Leasehold Improvements. Bayer, at its cost and expense, shall maintain in good condition and repair and shall make available for the benefit of the Leased Premises in case of an emergency the portion of the fire protection system located at or on the Bayer Baytown Plant.
EDNC, at its cost and expense, shall maintain in good condition and repair and shall make available for the benefit of the Bayer Baytown Plant in case of an emergency the portion of the fire protection system located on the Leased Premises. Each party shall be responsible for notifying the designated authority of emergencies occurring on its property. EDNC shall only use water from the fire protection system for emergency purposes and shall immediately report any such use to the designated authority at the Bayer Baytown Plant.

               (B) (1) EDNC shall incorporate in the design of the EDNC Baytown Plant the specific recommendations for fire protection on the Leased Premises that are recommended by Bayer's loss prevention consultants as described generally in
Schedule 8.1 or mandated by insurance requirements.

                    (2)  During the course of construction and
operation of the EDNC Baytown Plant at or on the Leased Premises, further recommendations may be made by Bayer for changes in fire protection or personnel safety practices. These further recommendations must be submitted to EDNC in writing, and EDNC shall consult with EDNC's insurance carrier regarding such recommendations. EDNC shall implement any reasonable Bayer recommendations.

                    (3)  Bayer agrees to furnish the fire-
fighting services for the Leased Premises that Bayer has available for the protection of its own property and personnel. EDNC agrees to cooperate with Bayer in furnishing such services, including participating in any fire drill procedures on the Leased Premises, as reasonably requested by Bayer. Subject to the prior execution of confidentiality agreements in form and substance satisfactory to EDNC and its counsel, EDNC agrees to grant Bayer, and any insurer or agent of Bayer, access to the Leased Premises and Leasehold Improvements as required by Bayer's insurance carriers for inspection purposes. Subject to the prior execution of confidentiality agreements in form and substance satisfactory to Bayer and its counsel, Bayer agrees to grant EDNC and its insurance carriers access to the Bayer Baytown Plant and the improvements located thereon as required by EDNC's insurance carriers for inspections related to fire protection or other safety measures.

           8.2 Safety

               (A) EDNC will construct and operate the EDNC Baytown Plant according to sound engineering practice and all applicable laws and regulations. In the interest of promoting a safe manufacturing environment, EDNC and Bayer agree to meet every other month to discuss and review safety items of mutual interest.

               (B)  EDNC and Bayer will coordinate the
installation at the EDNC Baytown Plant of a public address system that will be integrated with the Bayer Baytown Plant public address system so as to permit centralized emergency notification and other central announcements to personnel at the EDNC Baytown Plant. Bayer shall provide connections for the public address system at the Battery Limits.

               (C) Bayer will provide EDNC with a list of VHF radio frequencies for routine use at the EDNC Bayer Baytown Plant and for emergency communication with the Bayer disaster response office. EDNC shall utilize radio equipment capable of transmitting and receiving information on the assigned frequencies.

               (D)  Bayer will provide EDNC with phosgene
monitoring badges for use by EDNC personnel at the EDNC Baytown Plant. EDNC shall require the use of such badges by all personnel at the EDNC Baytown Plant, and shall cause such badges to be handled and examined in accordance with Bayer safety rules applicable to the use and examination of such badges. Bayer shall provide EDNC with such safety rules prior to the date the EDNC Baytown Plant becomes Fully Operational.

           8.3 Security

          EDNC shall be responsible for providing security for the Leased Premises and the Construction Laydown Area (as such term is defined in the Ground Lease). Bayer shall have no responsibility for the internal security of the Leased Premises or the construction laydown area. On or about March 1, 1998, Bayer will provide perimeter security only at the Bayer Baytown Plant perimeter.


SECTION 9:  CUSTODIAL, MAINTENANCE AND LABORATORY SERVICES

          EDNC is responsible for providing its own custodial, maintenance and laboratory services for the EDNC Baytown Plant. However, EDNC and Bayer may reach agreement regarding joint use of any or all of the same services used by Bayer at the Bayer Baytown Plant. EDNC may utilize Bayer's weigh scales.

SECTION 10:  ESTIMATED COSTS

          If any fee or charge to be paid by one party to the other hereunder is based on the other party's distributed costs, and if such costs vary from time to time in a way that is not readily ascertainable by reference to suppliers' invoices and the like, then the parties shall endeavor in good faith to agree upon billings based on estimates of such costs. If estimates are used for billing purposes, then at the end of each quarter in which estimates were used, actual costs shall be compared to estimated costs and any underpayments will be paid or overpayments will be refunded.

SECTION 11:  AUDIT RIGHTS

          Each calculation, adjustment or estimate made pursuant to this Agreement shall be supported by appropriate workpapers and background data and shall be made in conformity with GAAP. Each party shall have the right, at its own expense, to employ a firm of independent certified public accountants to conduct an audit of any calculation, adjustment or estimate made pursuant to this Agreement. Such auditors shall execute agreements of confidentiality acceptable to both parties, approval of which shall not be unreasonably withheld.

SECTION 12:  INTERRUPTION OF SERVICE

          Neither party shall be liable to the other to provide Utilities or Waste Treatment Services pursuant to the terms of this Agreement if the failure to provide such Utilities or Waste Treatment Services was due to any cause or causes beyond the reasonable control of the party required to provide the Utilities or Waste Treatment Services. As a practice of good maintenance, events, whether involuntary or voluntary, may require temporary fluctuations or interruptions in Utilities or Waste Treatment Services. Both parties agree to exert reasonable efforts to minimize the frequency and duration of such interferences.

SECTION 13:  INDEMNIFICATION

          The indemnification rights and obligations of the parties under this Agreement shall be determined in accordance with Section 18 of the Project and Supply Agreement.

SECTION 14:  EXERCISE OF RIGHTS UNDER THIS AGREEMENT

          Bayer and EDNC covenant and agree that each party shall fulfill its obligations under this Agreement to maintain, repair or replace the equipment that each is obligated to maintain, repair or replace at standards equivalent to or surpassing those prevailing in the industry. Except as otherwise provided hereby, neither party has the right to enter the property of the other party to make any repairs or replacements or to perform maintenance or any other function unless immediate action is required because of an emergency. Bayer and EDNC each agree to give the other party advance written notice and await approval before entering upon the other's property to perform any maintenance on or repair or replacement of any equipment or facilities located on the property of the other party.

SECTION 15:  REMEDIES AND FORCE MAJEURE

           15.1  Remedies

          If either party fails to comply with any term or condition or to fulfill any obligation imposed under this Agreement, then the other party may exercise any one of the remedies afforded such party under the Project and Supply
Agreement.

           15.2  Force Majeure

          Both EDNC and Bayer will be excused from the obligations of this Agreement to the extent that performance is delayed or prevented as a result of a Force Majeure Event.

SECTION 16:  MISCELLANEOUS

           16.1  Payment for Services

          All amounts payable hereunder shall be paid in lawful money of the United States on a net fifteen (15) day basis, with interest to accrue thereafter at a rate equal to the prime rate charged by Citibank, N.A. The acceptance by either party of bank drafts, checks or other media of payment will be subject to immediate collection of the full face amount thereof and the payment shall not be deemed to have been paid until actually received in cash by the respective party, except that no interest shall be charged after receipt of any bank drafts, checks, or other media of payment that is collected in cash in the ordinary course of business and without unusual delay.

           16.2  Material Default

          Either party may recover for each delivery of goods, materials, utilities or raw materials hereunder as a separate transaction, without reference to any other delivery. If either party is in material default (after expiration of any cure period) with respect to any of the terms or conditions of this Agreement, the other party may, at its option, defer further deliveries of goods, materials, utilities or raw materials hereunder until such default is remedied, all without prejudice to any other legal or equitable remedy. If either party is in material default (after expiration of any cure period) with respect to any terms or conditions of this Agreement, the other party may, at its option, notify the defaulting party that it will suspend orders until it receives adequate assurance of due performance, all without prejudice to any other legal or equitable remedy. However, this Section 16.2 does not apply to situations in which either party's non-performance or delay is excused by applicable law or provisions of the Project Agreements. In addition to the remedies set forth above or otherwise available at law or in equity, a party not in default hereunder shall have the rights and remedies set forth in the Project and Supply Agreement.

           16.3  Dispute Resolution

          If any dispute arises concerning or related to this Agreement, the parties shall resolve such dispute in accordance with the dispute resolution provisions set forth in the Project and Supply Agreement.

           16.4  Assignment

          EDNC may not assign its respective rights and obligations under this Agreement or any of the Project Agreements to any other party without first obtaining the express written consent of Bayer, which consent may be granted or withheld by Bayer in its sole discretion; provided, however, that EDNC shall be permitted to sublease the Leased Premises and encumber the Ground Lease Sublease (as defined in the Ground Lease) in accordance with Section 15.3 of the Ground Lease and to collaterally assign its rights under the other Project Agreements to the Owner Trustee, the Construction Loan Agent and/or the Indenture Trustee pursuant to the Operative Agreements.

           16.5  Notices

          Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to be sufficiently given when delivered in person or by overnight mail to the address of the respective party below:

               Bayer Corporation
               100 Bayer Road
               Pittsburgh, Pennsylvania  15205-9741
               Attn: Controller, Polymers Division
               Attn: Assistant General Counsel, Polymers Division

               El Dorado Nitrogen Company
               16 South Pennsylvania Avenue
               Oklahoma City, Oklahoma  73107
               Attn:  President

          and to:

               El Dorado Chemical Company
               655 Craig Road
               Suite 322
               St. Louis, Missouri  63141
               Attn:  Vice President, Industrial Chemicals

               LSB Industries, Inc.
               16 South Pennsylvania Avenue
               Oklahoma City, Oklahoma 73017
               Attn:  General Counsel

Either party may, by notice given as aforesaid, change its address or the party that receives notice for all subsequent notices.

           16.6  Modification

          This Agreement shall not be modified or amended, except by written instrument executed by the duly authorized officers of the parties hereto.

           16.7  Applicable Law; Submission to Jurisdiction;
Consent to Service

          The validity, interpretation and performance of this Agreement shall be governed by the internal laws of the State of Texas, without reference to conflicts of laws provisions. The parties hereto irrevocably submit to the jurisdiction of the United States District Court for the Southern District of Texas and consent to service of process in accordance with the provisions of Section 22 of the Project and Supply Agreement.

           16.8  Invalidity of Particular Provisions

          If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

           16.9  Captions

          The headings or titles used herein are for convenience only. They do not constitute a part of this Agreement and shall not affect the meaning, construction or effect of the provisions hereof.

          16.10  Relationship of Parties

          Nothing contained in or done pursuant to this Agreement or any of the other Project Agreements shall be deemed or construed by the parties hereto, or by any third party, to create the relationship of principal and agent, partnership, joint venture or any association whatsoever between Bayer and EDNC. It is expressly understood and agreed that no provisions contained in this Agreement, nor any act or acts of the parties hereto, shall be deemed to create any agency, partnership or joint venture relationship between EDNC and Bayer.

          16.11  Counterparts

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together constitute one instrument.

          16.12  Entire Agreement

          This Agreement and the other Project Agreements, together with all the schedules attached hereto and thereto, contain the entire understanding of the parties and supersede any prior understanding and agreements among them respecting the subject matter hereof and thereof. There are no agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement and the other Project Agreements that are not set forth or expressly referred to herein or therein.

          16.13  Waiver

          No waiver by Bayer or EDNC of any default or breach of any covenant, condition or stipulation herein shall be treated as a waiver of any subsequent default, breach of the same or any other covenant, condition or stipulation hereof.

          16.14  Controlling Agreement

          In the event of any conflict between the provisions hereof and the provisions of the Project and Supply Agreement, the provisions of the Project and Supply Agreement shall control.

          16.15  Binding Effect

          This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by their duly authorized officers and their corporate seals to be hereunto affixed the day and year first above written.


EL DORADO NITROGEN COMPANY         BAYER CORPORATION



By:_________________________       By: __________________________
Name:_______________________       Name:_________________________
Title:______________________       Title:________________________



                               SCHEDULE LIST


3.1       Utility Specifications

3.1(A)    Water Specifications

3.1(B)    Nitrogen Specifications

3.1(C)    Air Specifications

3.1(D)    Steam Specifications

3.1(E)    Natural Gas Specifications

3.1(F)    Chlorine Specifications

3.1(G)    Caustic Specifications

3.3       Utilities Cross Connections Engineering Standards

6 Waste CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

8.1       Fire Prevention Design Requirements



                               SCHEDULE 3.1

                          UTILITY SPECIFICATIONS



The information set forth on Schedules 3.1(A)-(G) is based on the following assumptions:

1. Monthly quantities are based on one hundred twenty five percent (125%) of projected utility consumption rates necessary to produce 37,950 short tons of nitric acid (100% basis) in a thirty-day month at the EDNC Baytown Plant.

2. Annual production of nitric acid at the EDNC Baytown Plant is estimated to be 443,000 short tons.

3. Utility specifications represent the quality of such utilities at the Battery Limits.

4. Typical monthly limits reflect anticipated maximum usages during peak consumption periods.



                              SCHEDULE 3.1(A)

                           WATER SPECIFICATIONS



(i) Boiler Feed Water (makeup)

    Pressure                250 P.S.I.G. minimum
    Temperature             250F (15F)
    Hardness                0.2 ppm maximum
    Oxygen                  7 ppb maximum
    pH                      8.3 minimum - 10 maximum
    Iron                    0.1 ppm maximum
    Copper                  0.05 ppm maximum

    Typical monthly volume of boiler feed water is estimated to be 58.3 million pounds. With an average rate of approximately 78,400 lbs/hr, the boiler feed water consumption shall not exceed a maximum rate of 98,000 lbs/hr.

    Boiler feed water specifications may be subject to change based on final selection and design of the boiler. If a higher quality of boiler feed water is required, but cannot be met by Bayer, the installation of any additional water treatment facilities by EDNC, if needed, will be treated as a change order.


(ii)     Fire Water

    The Bayer Baytown Plant fire water grid consists of a series of sixteen inch (16") and twelve inch (12") underground water mains. The fire water grid will be extended north/south with sixteen inch (16") mains and east/west with twelve inch (12") mains as the new construction projects proceed.

    The grid is supplied by two fire pump stations:

         East Fire Water Pump Station

         Located in Block 15A, the East Fire Pump Station has three 2500 gpm at 125 psi vertical turbine fire water pumps. These three pumps take suction from two reservoirs of at least 7.5 million gallons each. The reservoirs are automatically refilled by an overflow/refill pipe to the river. The reservoirs are interconnected by a seventy-two inch (72") concrete pipe. Individual thirty-six inch (36") concrete pipes supply each of the three pumps from the seventy-two inch (72") pipe. There are isolation/ diversion valves in the suction arrangement.

         One of the three fire water pumps is electric motor driven. The other two pumps are diesel engine driven (designated as north diesel and south diesel). All three pumps/drivers are UL-listed. A large, electric 350 gpm "jockey" pump maintains a normal pressure of 140 psi.

    "Start" pressure for the East Fire Pump Station pumps:

         1.    Electric                100 psi
         2.    North Diesel             80 psi
         3.    South Diesel             60 psi

    The pumps discharge to a valved manifold, then to common piping distribution headers via two parallel sixteen inch
    (16") mains. Valving provides flexibility to accommodate and discharge combination.

         West Fire Pump Station

           Located at the extreme west end of the plant property, near the barge dock, the West Fire Pump Station has two 2500 gpm at 125 psi vertical turbine fire water pumps taking suction from a 2 million gallon reservoir. The reservoir is refilled by manual back fill through the fire water grid. A common wet well provides suction for both of the West Fire Pump Station pumps.

         Both pumps are diesel engine driven. The pumps, drivers and control equipment are all UL-listed. A 60 gpm electric jockey pump is provided. This pump is a back-up to the 350 gpm jockey pump in the East Pump Station.

    "Start" pressures for the West Fire Pump Station pumps:

         1.    North Diesel            75 psi
         2.    South Diesel            55 psi

    Pump discharge is to a common header, complete with valving, that supplies a single sixteen inch (16") underground main connecting to the plant grid at the corner of D Street and 4th Avenue.

         The pump discharge manifold in the pump house is arranged to accommodate a second discharge line. Bayer will install a second sixteen inch (16") discharge line tying into the plant grid at the northwest corner of Block 12C.

         Bayer will supply fire water to the Battery Limits of the EDNC Baytown Plant at a sufficient pressure and flow rate to met EDNC design and insurance requirements.


(iii)    Potable Water

    Typical monthly volume is estimated to be approximately
    25,000 gallons. Potable water consumption shall not exceed a maximum rate of 30,000 gallons. Potable water shall meet the minimum municipal guidelines.


(iv)     Plant (Non-Potable) Water

    Typical monthly volume is estimated to be 29.5 million gallons at an average rate of approximately 660 gpm. The plant water consumption shall not exceed a maximum rate of 870 gpm.

    Chlorides                          80 ppm maximum
    Supply temperature                 ambient
    Chlorine                           0.1 ppm maximum
    Pressure                           50 P.S.I.G. minimum


(v) Demineralized Water

    Pressure                           60 P.S.I.G.
    Conductivity                       2.0 pMhos maximum
    Temperature                        90 F maximum
    Chlorides                          0.5 ppm maximum
    Chlorine                           0.1 ppm maximum

    Typical monthly volume at capacity is estimated to be 2.23 million gallons at an average rate of 50 gpm.
    Demineralized water consumption shall not exceed a maximum rate of 63 gpm.



                              SCHEDULE 3.1(B)

                          NITROGEN SPECIFICATIONS


    When EDNC is not using the Back-up or Start-up Supply
    Plan, typical monthly volume for continuous usage is estimated to be 0 SCF.

    Nitrogen may be used to unload nitric acid trailers when EDNC is using the Back-up and Start-up Supply Plan. Peak flow for the unloading of nitric acid trailers shall not exceed 75 SCFM. During use of the Start-up Supply Plan, monthly requirements of nitrogen are estimated not to exceed 130,000 SCF.



                              SCHEDULE 3.1(C)

                            AIR SPECIFICATIONS



(i) Plant Air

    Typical volume during truck unloading is estimated to be 300 SCFM. Typical monthly volume is estimated to be 3.38 million SCF at an average rate of approximately 75 SCFM. Plant air consumption shall not exceed a maximum rate of 400 SCFM.


(ii)     Instrument Air

    Typical monthly volume is estimated to be 7.23 million SCF at an average rate of approximately 165 SCFM. A maximum monthly volume is estimated to be 9.2 million SCF. The instrument air consumption shall not exceed a maximum rate of 206 SCFM. Instrument air shall meet the pressures of plant air, above, and have a maximum dew point of -40 Farenheit.

    Pressure:

    Minimum                            60 P.S.I.G.
    Design                             75 P.S.I.G.
    Maximum                            150 P.S.I.G.



                              SCHEDULE 3.1(D)

                           STEAM SPECIFICATIONS



Except for each start-up of the EDNC Baytown Plant, during normal operation EDNC will not consume steam from Bayer. EDNC shall export approximately 40,000 to 70,000 lbs/hr to Bayer.

All steam treatment must be compatible with the Bayer steam treatment system.

The following is a brief description of Bayer Baytown Utilities
Department Water Treatment and Control Limits:

Boiler Feedwater
 pH - 8.3 minimum - 10 maximum
 Conductivity - Record only (to check boiler cycles)
 Total Hardness - 0.2 ppm maximum
 Silica - Record only

Boiler Water
 Hydrazine hydrate is used as an oxygen scavenger. Control range is 150-500 ppb (in condensate return).

 Chelate (BTC - 105) is used as a scale control agent. Control agent is 5-8 ppm (as CaCO3, in the Boiler water).

 Silica - Control range is 50 ppm maximum (in Boiler water).

 Conductivity - Control range is 2700-3000 Mhos (in Boiler water).

 "O" Alkalinity - Control range is 150-550 ppm (in Boiler water).

Steam and Condensate System
 The steam pH is controlled by adding Ammonia. Control range is 8.4-8.8 (in condensate return).

 The steam and condensate piping corrosion is controlled by adding Amercor 8750. The feed rate is determined by corrosion reports.

 Drew Industrial (division of Ashland Chemicals Inc.) is the water treating consultant for the Bayer Baytown Plant.

Condensate

Typical production levels will result in steam export with Boiler Feed Water makeup. No condensate import is anticipated. Upon start-up, the EDNC Baytown Plant will import 630 P.S.I.G. steam at a peak flow of 125,000 lbs/hour. Most of the resultant condensate will then be exported. Peak condensate export is approximately 125,000 lbs/hour. EDNC must verify that the condensate is not contaminated, as verified by EDNC with a conductivity meter. Control limits are 50 Mhos with condensate to be dumped at 100 Mhos. If the condensate is contaminated, EDNC shall dump the condensate to process waste water.



                              SCHEDULE 3.1(E)

                        NATURAL GAS SPECIFICATIONS



Sulphur content              1 grain of hydrogen sulphide
                             maximum or 20 grains of total
                             sulfur maximum per 100 cubic feet

Water vapor content          7 pounds maximum per 1 million
                             cubic feet maximum


No natural gas is consumed in the nitric acid manufacturing process. The gas may be used in the lab or in the offices and buildings for heat and air conditioning. Natural gas consumption is estimated to average less than 1 SCFM.



                              SCHEDULE 3.1(F)

                          CHLORINE SPECIFICATIONS



Chlorine is used for water treatment at the cooling tower. Based on the anticipated blowdown rate, chlorine consumption will average 85 pounds per day, with a peak consumption of 170 pounds per day. The chlorine will be standard commercial grade with a minimum of 99.5% chlorine by weight.



                              SCHEDULE 3.1(G)

                          CAUSTIC SPECIFICATIONS



Caustic (NaOH) will be used primarily for neutralization.
Caustic consumption will average 140 pounds per day on a 100% basis with peak consumption of 1500 pounds per day. Initially Bayer will supply to EDNC a 50% caustic solution, ET grade. When another Bayer unit becomes operational (such unit is estimated to become operational in early 1999), Bayer will generally supply to EDNC 32% membrane grade caustic solution; provided, however, that Bayer may supply to EDNC 50% caustic solution as an alternative.




                               SCHEDULE 3.3

                              UTILITIES CROSS
                     CONNECTIONS ENGINEERING STANDARDS


                            See attached copy.



                                SCHEDULE 6

                                   WASTE

BASIS:

1. For pH control of Routine Process Waste, Initial Stormwater and Additional Stormwater, EDNC will neutralize with caustic soda.
2. EDNC will collect the Initial Stormwater and pump out the Initial Stormwater over a six (6) hour period to the waste water header. Additional Stormwater is to be routed to the Bayer Baytown Plant's stormwater system after verifying water quality.
3. EDNC will discharge Cooling Tower Blowdown into the Bayer Baytown Plant's cooling tower blowdown header.
4.  The overhead waste water header backpressure is up to 50
    P.S.I.G. during rains.
5. Normal flow rates below are based on EDNC Baytown Plant production of 443,000 short tons of nitric acid (100% basis) a year.
6. EDNC will continuously monitor pH and flow to waste water header as well as pH of Additional Stormwater to Bayer's storm sewer.
7. EDNC must keep Uncollected Stormwater free of contaminants.



                                                        Peak           Normal
Waste Stream                   Quality                  Flow           Flow
------------              -------------------           ----           ------

Flow to Cooling Tower
Blowdown header
                          pH range 7.5 - 8.0            ****           ****

                          Anticipated metal
                          levels:
                          Cr 0.013 lb/day
                          Cu 0.045 lb/day
                          Ni 0.014 lb/day
                          Pb 0.007 lb/day
                          Zn 0.767 lb/day




Flow to Waste Water header





     Routine Process Waste,
     gpm
       Washdown Water
       Lab Samples          warranted pH range of 5.0 to    ****         ****
       Process Purges       8.0 temperature 104 F max
       Leaks
       Boiler Blowdown

     Ammonia Vaporizer

                            Water           210 lb/hr max
                            Free ammonia 2.0 lb/hr max     ****           ****
                            Oil         0.15 lb/hr max*


--------------------------------
1
  Metal levels of this water shall be no more than twice the anticipated metal levels.


                                                        Peak           Normal
Waste Stream                     Quality                Flow            Flow
------------------------     ----------------           ----           ------

 Initial Stormwater, gpm    warranted pH range of
                            5.0 to 8.0                  ****            ****

 Additional Stormwater      warranted pH range of        --              --
                            5.0 to 8.0 appearance -
                            uncontaminated
Total Flow to Waste Water
 header, gpm                                            ****            ****


*  to be reverified by IFC Kaiser.

___________________________________________
2
 Additional Stormwater that is not pumped to the overhead waste water line must be monitored and warranted to above pH range as well as uncontaminated with other foreign substances, including but not limited to oils, as determined by visual inspection.

EDNC will not allow the streams specified above to contain any species other than those set forth above.

EDNC is expected to follow the Bayer Baytown Plant procedures for monitoring, communicating and controlling action levels for pH and species noted in the specifications, including n9otifying Bayer if the waste water is likely to deviate from the above parameters. Bayer will routinely monitor cooling Tower Blowdown and total flow of overhead waste water header.

                               SCHEDULE 8.1

                    FIRE PREVENTION DESIGN REQUIREMENTS


1.   General

     (a) Monitor nozzle coverage should be provided around the perimeter of the unit, such that any process area can be reached by at least two monitor nozzles.

     (b) Drainage and curbing should be provided to direct fire water to the process water sump for collection.

     (c) Structural fireproofing is not anticipated. Bayer does not typically endorse fireproofing unless high explosion potentials exist.

     (d) The cooling tower should have sprinkler protection following current NFPA guidelines.

     (e) The compressor lube oil system should have sprinkler protection. Storage of these oils needs to be reviewed for fire protection comments. Bayer recommends that oil and other flammables in the storage area have sprinkler protection.

     (f) Bayer would not normally recommend sprinkler protection for the hydrogen bottles used for burner ignition provided the bottles are located in an open area and remain disconnected except when in use.

     (g) The ammonia surge tank should be reachable from at least two monitors.

2.   Control Room

     At minimum, the building should provide a two-hour fire resistance (typically concrete block with brick facing, minimal wired glass windows and fire-rated doors). Due to proximity to neighboring units and depending on the insurance company's position, some level of blast resistance may be required.

     Once building construction is agreed upon, the following fire protection should be provided:

     (a) At minimum, smoke detection throughout, with alarms locally and audible in a constantly attended location.

     (b) Fire protective cable coating and firestopping for significant electrical cable accumulations. Automatic suppression -- sprinkler or gas suppression system -- is an option if cable loading is significant.

     (c) If support areas (offices, labs, etc.) contain a combustible occupancy, automatic sprinkler or other appropriate protection should be provided.

3.   Equipment Venting

     (a)  Emergency relief calculations are to be done per OSHA
          1910.106 and NFPA 30 guidelines with consideration given to DIERS Protocol where applicable.

4.   Tank Farm

     (a) Monitors to provide water spray protection for the storage tanks.

     (b) The truck loading/unloading area should be covered by at least two monitor nozzles.